Filed pursuant to Rule 424(b)(3)

Registration No. 333-256998

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated June 21, 2021)

AbCellera Biologics Inc.

12,000,000 Common Shares

This prospectus supplement no. 1 supplements the prospectus dated June 21, 2021, relating to the offering and resale of up to 12,000,000 common shares, no par value per share, to be sold by the selling shareholders identified in the prospectus.

This prospectus supplement incorporates into the prospectus the information contained in the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 21, 2021.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our securities are currently trading on the Nasdaq Global Select Market under the stock symbol ABCL.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 25, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

__________________________________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2021

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ABCELLERA BIOLOGICS INC.

(Exact name of registrant as specified in its charter)

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British Columbia	001-39781	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2215 Yukon Street Vancouver, BC	V5Y 0A1
(Address of registrant’s principal executive office)	(Zip code)

(604) 559-9005

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares	ABCL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  X

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

AbCellera Biologics Inc. (the “Company”) held its Annual Meeting of Shareholders (the “Annual Meeting”) on June 15, 2021. As of April 19, 2021, the record date for the Annual Meeting, there were 270,925,888 common shares of the Company outstanding and entitled to vote at the Annual Meeting. The Company’s shareholders voted on the following matters, which are described in detail in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 28, 2021: (i) to elect Véronique Lecault and John Edward Hamer as Class I directors of the Company to serve for a three-year term expiring at the Company’s annual meeting of shareholders in 2024 and until his or her successor has been elected and qualified (“Proposal 1”), and (ii) to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (“Proposal 2”).

The Company’s shareholders approved the election of Véronique Lecault and John Edward Hamer as Class I directors recommended for election in Proposal 1 at the Annual Meeting. The Company’s shareholders voted for the Class I directors as follows:

Nominee	For	Against	Abstain
Véronique Lecault	157,974,274	10,311,986	1,087,724
John Edward Hamer	156,787,159	11,335,006	1,251,819

The broker non-votes for this Proposal 1 totaled 12,457,090 common shares.

The Company’s shareholders approved Proposal 2. The votes cast at the Annual Meeting were as follows:

For	Against	Abstain
181,726,536	62,376	42,162

No other matters were submitted to or voted on by the Company’s shareholders at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2021	ABCELLERA BIOLOGICS, INC.

	By:	/s/ Carl L. G. Hansen
Carl L. G. Hansen, Ph.D.
Chief Executive Officer and Director (Principal Executive Officer)